NEWS BULLETIN RE:
POINT.360
2777 N. ONTARIO STREET
BURBANK, CA 91504
Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, August 10, 2006

POINT.360 ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS.

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three and six-month periods ended June 30, 2006.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer, said: “During the second quarter, we generally improved the overall profitability of the Company. We’ve concentrated on expanding our audio and video restoration capabilities at three of our post production locations to enable us to effectively compete for future business. We will continue to selectively invest in those areas that offer growth opportunities.”

Revenues

Revenue for the quarter ended June 30, 2006, totaled $16.3 million compared to $15.9 million in the same quarter of 2005. Revenues for the six months ended June 30, 2006 were $32.3, down 2% from $33.1 million in the 2005 period.

Gross Margin

In the second quarter of 2006, gross margin on sales was $5.4 million (33% of sales), compared to $5.3 million (33% of sales) in the prior year’s second quarter.

For the first half of 2006, gross margin was also 33% of sales, the same as in the 2005 period. The Company achieved $10.7 million of gross profit in 2006 compared to $11 million in 2005.

Selling, General and Administrative and Other Expenses

For the second quarter of 2006, SG&A expenses were $5.0 million, or 31% of sales, compared to $5.4 million, or 34% of sales in the second quarter of 2005. For the first six months of 2006, SG&A was $10.1 million (31% of sales) compared to $10.8 million (33% of sales) in 2005.

Interest expense decreased $0.1 million in the second quarter and first half of 2006 compared to the same periods of last year due to the effects of the sale/leaseback described below.

Operating Income

Operating income increased $0.5 million in the second quarter of 2006 compared to the same period last year due principally to lower SG&A costs. For the first six months of 2006, operating income increased to $0.6 million from $0.3 million in 2005.

Net Income

For the second quarter of 2006, the Company reported net income of $0.1 million ($0.01 per share) compared to a net loss of $0.3 million ($0.03 per share) in the same period last year. For the first half of 2006, the Company reported break even results compared to a net loss of $0.2 million ($0.02 per diluted share) last year.

EBITDA (A)

In the second quarter, the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.7 million (11% of sales) compared to $1.4 million (9% of sales) in the 2005 period. For the first half of 2006, the Company’s EBITDA was $3.3 million (10% of sales) compared to $3.4 million (10% of sales) in 2005.

Quarterly Financial Statistics (A)

The following table reconciles the Company’s EBITDA to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”), as well as selected balance sheet and income statement statistics (in thousands):

 Computation of EBITDA (unaudited) (A)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
(in thousands)
Net Income	$(268)	$117	$(199)	$25
Interest	314	193	621	544
Income taxes	(179)	78	(134)	17
Depreciation	$1,579	$1,340	$3,144	$2,744
EBITDA	$1,446	$1,728	$3,432	$3,330

On March 29, 2006, the Company sold and leased back its Media Center real estate. In the three and six-month periods ended June 30, 2006, the effect of the transaction was to lower depreciation and interest costs, and to increase rental expense. Assuming the sale/leaseback had not occurred in March 2006, EBITDA in the 2006 three-and six-month periods would have been (in thousands):

	Three Months	Six Months
(in thousands)
Non-GAAP income (loss) (see below)	$75	$(19)
Interest	451	802
Income Taxes	49	(10)
Depreciation	1,386	2,790
EBITDA	$1,961	$3,563

Selected Balance Sheet Statistics (unaudited) (A)

	December 31, 2005	June 30, 2006

Working Capital	$1,275	$6,029
Property and equipment, net	28,079	15,311	(A)
Total assets	75,459	63,256
Borrowings under revolving credit agreement	4,054	1,432
Current portion of long term debt	2,373	1,206	(A)
Long-term debt, net of current portion	13,790	4,068	(A)
Net debt (revolving credit, current portion of notes payable and long-term debt, minus cash on hand)	19,622	6,675
Shareholders equity	39,510	39,651

(A) Reductions due primarily to the sale/leaseback transaction.

Consolidated Statements of Income (unaudited)(A)

The table below summarizes results for the three-and six-periods ended June 30, 2005 and 2006, showing the effects of the Media Center sale/leaseback in 2006 (in thousands except per share amounts):

	Quarter Ended
	June 30, 2005	June 30, 2006
	GAAP	Proforma	(1)	GAAP

Revenues	$15,890	$16,302		$	$ 16,302
Cost of goods sold	(10,628)	(10,765)	(173)		(10,938)

Gross profit	5,262	5,537	(173)		5,364
Selling, general and administrative expense	(5,395)	(4,962)	(14)		(4,976)
Operating income (loss)	(133)	575	(187)		388
Interest expense, net	(314)	(451)	258		(193)
Income (loss) before income taxes	(447)	124	71		195
(Provision for) benefit from income taxes	179	(51)	(27)		(78)
Net income (loss)	$(268)	$73	$44		$117

Earnings (loss) per share:
Basic:	$(0.03)	$0.01			$0.01
Diluted:	$(0.03)	$0.01			$0.01
	Six Months Ended
	June 30, 2005		June 30, 2006
	GAAP	Proforma	(1)	GAAP

Revenues	$33,073	$32,341		$32,341
Cost of goods sold	(22,030)	(21,480)	(173)	(21,653)

Gross profit	11,043	10,861	(173)	10,688
Selling, general and administrative expense	(10,754)	(10,088)	(14)	(10,102)
Operating income (loss)	289	773	(187)	586
Interest expense, net	(621)	(802)	258	(544)
Income (loss) before income taxes	(332)	(29)	71	42
(Provision for) benefit from income taxes	133	10	(27)	(17)
Net income (loss)	$(199)	$(19)	$44	$25

Earnings (loss) per share:
Basic:	$(0.02)	$(0.00)		$0.00
Diluted:	$(0.02)	$(0.00)		$0.00

(1)
Effect of sale/leaseback transaction. The adjustments reflect the decrease in depreciation and the increase in rent associated with the real estate and lower interest expense resulting from the pay off approximately $13.9 million of the mortgage and other debt with the sale proceeds.

___________________________

(A)
The consolidated statements of income (loss), computation of EBITDA and presentation of balance sheet statistics do not represent the results of operations or cash generated from operating activities or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet or statement of income (loss), operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they present a summary of balance sheet data and/or are measures of the cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt and, furthermore, anticipates making certain capital expenditures as part of its business plan.

 About Point.360

Point.360 is one of the largest providers of high definition and standard definition digital mastering, data conversion and video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients’ film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360’s interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.